EXHIBIT 10.1

SBC SECURITIES (USA) INC. HSBC BANK USA, NATIONAL ASSOCIATION 452 Fifth Avenue New York, New York 10018

May 19, 2018

IHS Markit Ltd.

25 Ropemaker Street, 4th floor

Ropemaker Place, London

United Kingdom EC2Y 9LY

Attention: Todd S. Hyatt, Chief Financial Officer

IHS Markit Ltd.
New Term Facility Commitment Letter

Ladies and Gentlemen:

You have advised HSBC Securities (USA) Inc. (“HSBC Securities”) and HSBC Bank USA, National Association (“HSBC Bank” and, together with HSBC Securities, the “Commitment Parties”, “us” or “we”) that IHS Markit Ltd., an exempted limited company incorporated in Bermuda (the “Company”, the “Borrower” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, the entity identified to us by you as “Iredell”, a Delaware limited liability company (the “Target”). You have further advised us that, in connection with the foregoing, you and the newly-formed entity referred to in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) intend to consummate the other Transactions (as defined in the Transaction Description) described in the Transaction Description, including the provision to you of the New Term Facility (as defined in the Transaction Description), substantially simultaneously with which the Target will be a wholly-owned subsidiary of the Company. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and Exhibit C attached hereto; this commitment letter together with Exhibits A, B and C hereto, collectively, this “Commitment Letter”).

You have also advised us that either contemporaneously with or after the syndication of the New Term Facility, you may be pursuing (a) an amendment to or a replacement of the Credit Agreement dated as of July 12, 2016, among IHS Markit Group Holdings Limited (“MGHL”), IHS Global Inc., IHS Global S.A. and IHS Global Canada Ltd., as revolving borrowers, MGHL, as term borrower, the Company, as guarantor, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swingline lender and issuing lender (the “Existing Credit Agreement”), the terms of which amended or replacement facility (the “New Credit Facility”) shall not increase the aggregate principal amount of term loans outstanding thereunder and shall not increase the revolving commitments thereunder to an amount greater than $2.2 billion and may reflect terms customary for an investment grade borrower and/or (b) an offering of senior unsecured notes (the “New Senior Notes”) to be issued by the Company. “Principal Credit Facility” means the New Credit Facility; provided that prior to the effectiveness of the New Credit Facility, “Principal Credit Facility” shall mean the Existing Credit Agreement.

1.	Commitments

In connection with the foregoing, HSBC Bank (in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to provide 100% of the New Term Facility upon the terms and conditions set forth in this Commitment Letter.

2.	Titles and Roles

It is agreed that (i) HSBC Securities will act as lead arranger and bookrunner for the New Term Facility (in such capacities, the “Lead Arranger”) and (ii) HSBC Bank will act as administrative agent for the New Term Facility (in such capacity, the “Term Agent”).

It is further agreed that HSBC Securities will have “left” placement in any marketing materials used in connection with the New Term Facility. You agree that no other titles will be awarded and no compensation will be paid in order to obtain commitments for the New Term Facility unless you and we shall so agree.

3.	Syndication

We intend to syndicate the New Term Facility to a group of lenders identified by us and reasonably acceptable to you (together with the Initial Lender, the “Term Lenders”). The Lead Arranger intends to commence syndication efforts promptly, and you agree actively to assist the Lead Arranger in completing a syndication satisfactory to the Lead Arranger and the Company. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (B) direct contact between your senior management and advisors and, upon the request of the Lead Arranger and your use of commercially reasonable efforts in connection therewith, senior management and advisors of the Target, and the proposed Term Lenders, (C) your assisting (and your using your commercially reasonable efforts to cause the Target to assist) in the preparation of a customary lender presentation with respect to the New Term Facility and other marketing materials reasonably requested by the Lead Arranger to be used in connection with the syndication of the New Term Facility, subject in all respects to the limitations on your rights to request such information concerning the Target and its subsidiaries as set forth in the Acquisition Agreement, (D) if deemed necessary by the Lead Arranger, your hosting, with the Lead Arranger, of one or more conference calls with prospective Term Lenders at times to be mutually agreed, (E) your ensuring that prior to the completion of a successful syndication of the New Term Facility that is reasonably satisfactory to you and us, there is no competing offering, placement, arrangement or syndication of any debt securities or commercial bank or other credit facilities (other than the New Credit Facility, the New Senior Notes and any other financing to which the Lead Arranger has consented) by or on behalf of you and your subsidiaries if such offering, placement, arrangement or syndication would materially impair the primary syndication of the New Term Facility (it being understood and agreed that deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings of the Company, the Target or their respective subsidiaries will not be deemed to materially impair the primary syndication of the New Term Facility) and (F) your using your commercially reasonable efforts to maintain corporate credit and/or corporate family ratings from each of Moody’s and S&P through the Closing Date.

The Lead Arranger will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the prior paragraph and excluding Disqualified Institutions), the allocation of the commitments among the Term Lenders and the amount and distribution of fees among the Term Lenders. Without limiting your obligations to assist with syndication efforts as set forth above, and notwithstanding anything to the contrary herein or in the Fee Letter, the Commitment Parties acknowledge and agree that neither the commencement nor the completion of the syndication of the New Term Facility nor any other provision of this Section 3 shall constitute a condition precedent to the availability and funding of the New Term Facility on the Closing Date.

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written information, other than the Projections (as defined below) and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information concerning the Company, the Target and their respective subsidiaries (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if the same was remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the New Term Facility we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

The Commitment Parties’ commitments and agreements hereunder are subject only to the satisfaction of each of the conditions set forth in Exhibit C hereto under the heading “Conditions Precedent to the Closing Date”, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than such conditions (and upon satisfaction or waiver of such conditions, the initial funding under the New Term Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the New Term Facility (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to you, your subsidiaries, the Target, its subsidiaries and their businesses, the accuracy of which shall be a condition to the availability of the New Term Facility on the Closing Date, shall be (i) the representations made by the Seller or the Target with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Term Lenders, but only to the extent that the Company or any of its subsidiaries has the right (taking into account any applicable cure provisions) to terminate its obligations under the

Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the New Term Facility on the Closing Date if the applicable conditions set forth in Exhibit C hereto under the heading “Conditions Precedent to the Closing Date” are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to the Borrower’s and, if applicable, the Guarantors’ corporate status and existence; the Borrower’s and, if applicable, the Guarantors’ corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery by the Borrower and, if applicable, the Guarantors and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with the Borrower’s and, if applicable, the Guarantors’ charter documents; solvency as of the Closing Date (after giving effect to the Acquisition) of the Borrower and its subsidiaries, taken as a whole; Federal Reserve margin regulations; the use of proceeds not violating OFAC, FCPA or the Patriot Act; and the Investment Company Act. This paragraph shall be referred to herein as the “Limited Conditionality Provisions”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the New Term Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within 30 days after such indemnified person’s reasonable written request (together with backup documentation reasonably supporting such reimbursement request) for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one outside counsel to all indemnified persons, taken as a whole and, if reasonably necessary, a single local counsel for all indemnified persons, take as a whole, in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, an additional outside counsel in each applicable jurisdiction to all such affected indemnified persons, taken as a whole)), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (x) the material breach of the obligations of such indemnified person under this Commitment Letter or the Credit Documentation or the bad faith, the willful misconduct or gross negligence of such indemnified person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”) or (y) disputes solely among the indemnified persons (other than any claims against any Commitment Party in its capacity as the administrative agent or Lead Arranger in respect of the New Term Facility) and other than any claims arising out of any act or omission on the part of you and your affiliates and (b) if the Effective Date occurs (other than with respect to the legal fees described below, which shall be reimbursed regardless of whether the Effective Date occurs), to reimburse each Commitment Party and their affiliates promptly after reasonable written demand (together with backup documentation reasonably supporting such reimbursement request) for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and, in the case of legal fees and expenses, limited to the reasonable fees, charges and disbursements of one counsel for the Term Agent and the Lead Arranger, which shall be Simpson Thacher & Bartlett LLP) incurred in connection with the New Term Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person). No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you or any of your affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the New Term Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you and your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm's length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

The Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded the Commitment Parties, as applicable, hereunder.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) on a confidential basis to the Target and the Seller, and to the Target’s and the Seller’s respective officers, directors, agents and advisors who are directly involved in the consideration of the New Term Facility (provided, that any disclosure of the Fee Letter or its terms or substance shall be redacted in a customary manner reasonably satisfactory to the Lead Arranger), (d) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the New Term Facility, in any prospectus or other information memorandum or similar document relating to the New Senior Notes or the New Credit Facility or in connection with any public filing requirement, and (e) after your acceptance of this Commitment Letter, the Term Sheet may be disclosed to potential Term Lenders and to any rating agency in connection with the New Term Facility. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

The Commitment Parties shall use all nonpublic information received by them in connection with the New Term Facility and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies other than in connection with ratings with respect to the Company, (b) to any Term Lenders or participants or prospective Term Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the New Term Facility and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or disclosure by any other person that such Commitment Party, its affiliates or Representatives knows is in violation of a confidentiality agreement with the Company and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Term Lenders or prospective Term Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Term Lender or prospective Term Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you or any Commitment Party without the prior written consent of each Commitment Party or the Company, as applicable (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the New Term Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Notwithstanding anything herein to the contrary and the governing law provisions of the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Credit Documentation (to the extent covered thereby) upon the Effective Date and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent covered by the Credit Documentation. You may terminate this Commitment Letter at any time upon the delivery of 10 business days’ prior written notice to the Commitment Parties with respect to such termination at which date all obligations hereunder shall terminate, subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on May 27, 2018. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the New Term Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) the Outside Date (as defined in the Acquisition Agreement on the date hereof), (ii) the closing of the Acquisition and (iii) the termination of the Acquisition Agreement in accordance with the terms thereof prior to closing of the Acquisition.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

HSBC SECURITIES (USA) INC.

By:	/s/ Jad Atallah
	Name:	Jad Atallah
	Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Jad Atallah
	Name:	Jad Atallah
	Title:	Managing Director

New Term Facility Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

IHS MARKIT LTD.

By:	/s/ Todd Hyatt
	Name:	Todd S. Hyatt
	Title:	Chief Financial Officer

New Term Facility Commitment Letter Signature Page

EXHIBIT A

Transaction Description

Capitalized terms used but not otherwise defined in this Exhibit A, Exhibit B or Exhibit C shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which such Exhibit is attached (the “Commitment Letter”).

The Company intends to acquire, through Merger Sub (as defined below), the Target. In connection with the foregoing, it is intended that (the transactions referred to below, collectively, the “Transactions”):

1.	The Company intends to establish Iredell Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), in order to effectuate the Merger pursuant to and as defined in the Acquisition Agreement and consummate the Acquisition.

2.	In connection with the Acquisition, the Borrower intends to obtain a senior unsecured 364-day term loan facility described in Exhibit B to the Commitment Letter (the “New Term Facility”), in an aggregate principal amount of $1.855 billion.

3.	The Company will apply the proceeds of the New Term Facility, together with cash on hand, to (i) pay, directly or indirectly, the aggregate consideration in respect of all of the issued and outstanding limited liability company interests of the Target in accordance with the terms of the Acquisition Agreement, (ii) to repay in full, directly or indirectly, the indebtedness outstanding under the credit agreement of a subsidiary of the Target, dated as of August 6, 2014, with Bank of America, N.A. as agent (the “Existing Target Credit Facility Refinancing”) and (iii) to redeem and/or satisfy and discharge in full, directly or indirectly, the indebtedness outstanding under the indenture of two subsidiaries of the Target, dated as of August 1, 2014, with Wilmington Trust, National Association as trustee, in respect of 7.250% Senior Notes due 2022 (such redemption and/or satisfaction and discharge, together with the Existing Target Credit Facility Refinancing, the “Refinancing”).

4.	The Borrower will, directly or indirectly, pay the costs and expenses related to the Acquisition and the other transactions referred to in this Exhibit A.

EXHIBIT B

IHS Markit Ltd.

$1.855 Billion Term Loan Facility

Summary of Principal Terms and Conditions

Borrower:	IHS Markit Ltd., an exempted limited company incorporated in Bermuda (the “Borrower”).
Guarantors:	Same as the subsidiary guarantors under the Principal Credit Facility (including if no guarantors under the Principal Credit Facility) (if applicable, the “Guarantors”).
Lead Arranger and Bookrunner:	HSBC Securities (USA) Inc. (in such capacity, the “Lead Arranger”).
Administrative Agent:	HSBC Bank USA, National Association (in such capacity, the “Term Agent”).
Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arranger and reasonably acceptable to the Borrower (collectively, the “Lenders”).
Facility:	A 364-day senior unsecured term loan facility (the “New Term Facility”) in an aggregate principal amount of up to $1.855 billion (the loans thereunder, the “Term Loans”).
Availability:	The Term Loans shall be made in a single drawing on the Closing Date (as defined below) and any undrawn commitments thereunder (the “Commitments”) shall be automatically terminated on the Closing Date (after giving effect to the funding, if any, of Term Loans on the Closing Date). Repayments and prepayments of the Term Loans may not be reborrowed.
Maturity and Amortization:	The New Term Facility shall terminate and all amounts outstanding thereunder shall be due and payable on the date that is 364 days after the Closing Date and shall require no scheduled amortization.
Purpose:	At the Closing Date, the proceeds of the New Term Facility shall be used to finance the Acquisition and the Refinancing and to pay related fees, costs and expenses.
Interest Rates:	As set forth on Annex I.
Mandatory Prepayments:

On or prior to the Closing Date, the aggregate commitments in respect of the New Term Facility under the Commitment Letter or under the Credit Documentation (as defined below), as applicable, shall be automatically and permanently reduced and, after the funding of the

New Term Facility on the Closing Date, loans under the New Term Facility shall be prepaid, in each case, by the following amounts:

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance, casualty and condemnation proceeds) (other than net cash proceeds from all such non-ordinary course asset sales or other dispositions of property to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all equity or equity-linked securities described in the corresponding parenthetical in paragraph (c) below, is less than $150 million), subject to exceptions to be agreed, and subject to the right to reinvest 100% of such proceeds, if such proceeds are re-invested in the business of the Borrower and its subsidiaries or committed to be reinvested within 6 months of receipt;

(b) 100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including the New Senior Notes), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Credit Agreement or the New Credit Facility, (iii) any working capital facilities (including receivables securitization facilities) of the Borrower or any of its subsidiaries, (iv) any commercial paper issued in the ordinary course of business, (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets and (vi) other debt for borrowed money to be agreed upon; and

(c) 100% of the net cash proceeds received from equity or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries (other than net cash proceeds from all such equity or equity-linked securities to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all non-ordinary course asset sales or other dispositions of property described in the corresponding parenthetical in paragraph (a) above, is less than $150 million), subject to exceptions and thresholds to be agreed upon including (i) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, (ii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) equity interests or such other securities issued to the Borrower or any of its subsidiaries.

If any such event also triggers an obligation to prepay the loans under any other term loan facility of the Borrower, such loans and the Term Loans hereunder shall be prepaid on a pro rata basis.

Optional Prepayments:	The Term Loans may be prepaid, in whole or in part without premium or penalty, in minimum amounts of not less than $1 million and integral multiples of $1 million in excess thereof, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three business days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.
Conditions Precedent to Effectiveness of the Credit Documentation:	The effectiveness of the Credit Documentation will be subject solely to (a) subject to the Limited Conditionality Provisions in all respects, the delivery to the Term Agent of executed counterparts of the Credit Documentation by the Borrower and, as applicable, the Guarantors and delivery to the Term Agent of customary opinions of counsel to the Borrower and corporate resolutions and customary closing certificates and (b) to the extent reasonably requested by the Commitment Parties at least 10 business days in advance of the date of such effectiveness (the “Effective Date”), delivery to the Term Agent of the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three business days prior to the Effective Date.
Conditions Precedent to Closing:	Subject to the Limited Conditionality Provisions in all respects, the closing (and the funding) of the New Term Facility will be subject only to satisfaction of the conditions precedents set forth in Exhibit C of the Commitment Letter (the date upon which all such conditions precedent shall be satisfied and the funding of the New Term Facility shall occur, the “Closing Date”).
Credit Documentation:	Subject to the Limited Conditionality Provisions in all respects, for purposes hereof, including the Commitment Letter and all attachments thereto, the term “substantially the same as the Principal Credit Facility” and words of similar import means substantially the same as the New Credit Agreement (or the Existing Credit Facility prior to the effectiveness of the New Credit Agreement) with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the New Term Facility as a 364-day term loan facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement and (c) to reflect the operational or administrative requirements of the Term Agent; provided that if the effectiveness of the New Credit Facility occurs after the Effective Date, the Credit Documentation shall be deemed to be amended upon the effectiveness of the New Credit Facility to reflect the applicable terms of the New Credit Facility. The Credit Documentation shall contain only the conditions precedent, representations and warranties, covenants and events of default described below. The provisions of this paragraph are referred to as the “Documentation Principles”.
Representations and Warranties:	Substantially the same as those in the Principal Credit Facility (modified as appropriate for the Transactions), subject to the Documentation Principles.

Affirmative Covenants:	Substantially the same as those in the Principal Credit Facility (modified as appropriate for the Transactions), subject to the Documentation Principles.
Financial Covenants:	Substantially the same as those in the Principal Credit Facility, subject to the Documentation Principles.
Negative Covenants:	Substantially the same as those in the Principal Credit Facility, subject to the Documentation Principles.
Events of Default:	Substantially the same as those in the Principal Credit Facility, subject to the Documentation Principles.
Voting:	Substantially the same as those in the Principal Credit Facility, subject to the Documentation Principles.
Assignments and Participations:

The Lenders shall be permitted (subject to prohibitions on assignments or participations to Disqualified Institutions (as defined below), so long as the list of Disqualified Institutions is made available to each Lender at its request) to assign and sell participations in their Term Loans, subject, in the case of assignments (other than to another Term Lender or to an affiliate of a Term Lender), to the consent of the Term Agent and, if no payment or bankruptcy event of default (with respect to the Borrower) exists, the Borrower (which consent in each case shall not be unreasonably withheld). In the case of partial assignments (other than to another Term Lender or to an affiliate of a Term Lender), the minimum assignment amount shall be $10 million, and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $10 million in each case unless otherwise agreed by the Borrower and the Term Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of a participant shall be limited to those matters with respect to which the affirmative vote of the Term Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. The Term Agent shall not be responsible for monitoring the Disqualified Institutions list and shall have no liability for non-compliance by any Lender.

“Disqualified Institution” shall mean any person identified in writing to the Term Agent from time to time that is or becomes a competitor of the Borrower or any of its subsidiaries, including Affiliates thereof that are clearly identifiable as such solely by their names.

Yield Protection:	Substantially the same as the Principal Credit Facility, subject to the Documentation Principles.
Expenses and Indemnification:	Substantially the same as the Principal Credit Facility, subject to the Documentation Principles.

Defaulting Lenders:	Substantially the same as the Principal Credit Facility, subject to the Documentation Principles.
Governing Law and Forum:	State of New York.
Counsel to the Term Agent:	Simpson Thacher & Bartlett LLP.

Annex I

Interest

Interest Rate Options:	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Term Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the LIBO Rate on such day applicable for an interest period of one month plus 1.00%.

“Applicable Margin” means, (i) with respect to the Loans bearing interest based upon the LIBO Rate (the “Eurodollar Loans”), the rates per annum specified for “Eurodollar Loans” in the applicable pricing grid in the Principal Credit Facility and (ii) with respect to Loan bearing interest based upon the ABR (“ABR Loans”), the rates per annum specified for “ABR Loans” in the applicable pricing grid in the Principal Credit Facility; provided that in each case of clauses (i) and (ii), such rates shall increase by (A) 0.25% from and after the 180th day following the Closing Date through the 269th day following the Closing Date and (B) an additional 0.50% (for an aggregate increase of 0.75%) from and after the 270th day following the Closing Date.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months or, if available to all applicable Lenders, twelve months (as selected by the Borrower) are quoted on the Reuters screen page (or any successor or substitute page of such page) (such rate not to be less than zero).

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears. In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the New Term Facility, such overdue amount shall bear interest at 2.00% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Rounding Convention:	Consistent with the Borrower’s existing interest rate swaps.

EXHIBIT C

Conditions Precedent to the Closing Date

Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1.	The Agreement and Plan of Merger in respect of the Acquisition among the Borrower, Merger Sub, the Target and the seller identified therein (the “Seller”) (the “Acquisition Agreement”) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Initial Lenders without the prior written consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any decrease in the purchase price set forth in the Acquisition Agreement as of the date hereof of not greater than 20% shall be deemed not to be materially adverse to the Commitment Parties so long as such decrease is allocated to reduce the New Term Facility on a dollar-for-dollar basis and (b) any decrease in the purchase price set forth in the Acquisition Agreement as of the date hereof of greater than 20% shall be deemed to be materially adverse to the Commitment Parties.

2.	The Acquisition shall have been, or shall concurrently with the funding of the New Term Facility be, consummated in accordance with the terms of the Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding paragraph.

3.	The Acquisition Agreement Representations shall be true and correct in all material respects to the extent provided in the Limited Conditionality Provisions, and the Specified Representations shall be true and correct in all material respects.

4.	The Commitment Parties shall have received (a) an audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that the filing of the required financial statements on form 10-K and form 10-Q by the Borrower will satisfy the foregoing requirements.

5.	All fees due to the Term Agent, the Lead Arranger and the Term Lenders shall have been paid, and all expenses to be paid or reimbursed to the Term Agent and the Lead Arranger that have been invoiced at least three business days prior to the Closing Date shall have been paid.

6.	The Refinancing shall have been, or shall concurrently with the funding of the New Term Facility be, consummated.

7.	The Lead Arranger shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

8.	Since the date of the Acquisition Agreement, no Material Adverse Effect (as defined in the Acquisition Agreement dated as of the date hereof) has occurred.

9.	In no event shall the Closing Date occur prior to the earliest date that the Acquisition may close pursuant to Section 2.2 of the Acquisition Agreement as in effect on the date hereof.

ANNEX I to EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

[         ], 20__

This Solvency Certificate is delivered pursuant to Section [        ] of the Credit Agreement dated as of [        ], 20__, among [ ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as [Chief Financial Officer][specify other officer with equivalent duties] of the Borrower and not in his individual capacity, as follows:

1.       I am the [Chief Financial Officer][specify other officer with equivalent duties] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [   ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.       As of the date hereof, immediately after giving effect to the consummation of the Transactions, the fair value of the assets of the Borrower and its subsidiaries taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its subsidiaries taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its subsidiaries taken as a whole do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. As used in this definition, the term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer][specify other officer with equivalent duties] of the Borrower and not individually and the undersigned shall have no personal liability to the Term Agent or the Term Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:
	Title:	Chief Financial Officer